LICENSE AGREEMENT

            THIS LICENSE AGREEMENT is made and entered into this 25th day of August, 1993 between THE UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL having an address at 300 Bynum Hall, Chapel Hill, N.C. (hereinafter referred to as "University") and PHARM-ECO LABORATORIES, INC., a corporation organized and existing under the laws of California and having an address at 128 Spring Street, Lexington, MA 02173, (hereinafter referred to as "Licensee").

                                   WITNESSETH

            WHEREAS, University owns and controls an invention known as "Methods of Combatting Pneumocystis carinii Pneumonia ("PCP") and Compounds Useful Therefor" (file #ORS93-17) as well as other compounds described in Exhibit A that may have potential for the treatment of PCP as well as other indications such as HIV, anti-fungal, anti-inflammatory, anti-bacterial, anti-viral and the like, all of which compounds, including the compounds in file #ORS93-17 are hereinafter referred to as "the compounds" and, together with the methods described in file #ORS93-17, are referred to as the "Invention"; and

            WHEREAS, University owns the Invention and has the power to license it exclusively to Licensee; and


            WHEREAS, the Invention was developed by or under the direction of Dr. Richard Tidwell (hereafter, "Inventor") of the University; and

            WHEREAS, Licensee is desirous of producing, using and selling products using the Invention and is willing to expend reasonable efforts and resources to do so if it is granted the exclusive license to use the Invention under the terms and conditions set forth herein; and

            WHEREAS, University desires to facilitate a timely transfer of its information and technology concerning the Invention for the ultimate benefit of the public; and

            WHEREAS, in the opinion of the University, this transfer can best be accomplished consistent with its mission by affiliation with Licensee;

            NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

1.   Definitions

     1.1 "University Technology" means any unpublished research and development information, unpatented inventions, know-how and technical data in the possession of the University prior to the effective date of this Agreement or which comes into the possession of University during the term of this Agreement which relates to and is necessary for the practice of the Invention or the use of the Compounds for therapeutic purposes to the extent that University has the right to provide such information to Licensee. Should Dr. Richard Tidwell's lab produce any unpublished research and development information, unpatented inventions, know-how or technical data which is useful for the practice of the Invention or the use of the Compounds for therapeutic purposes, then such shall also be considered University Technology, to the extent that University has the right to provide such information to Licensee.

     1.2 "Licensed Products" means products whose manufacture or sale includes any use of University Technology or Patent Rights.

     1.3 "Patent Rights" means any and all patents and applications for patents (including, but not limited to U.S. Application No. 07/958,695) covering the Invention or the University Technology and which are owned by University during the term of this Agreement, including all patents and reissue patents issuing on said patent applications and any divisions, continuations or continuations-in-part thereof.

     1.4 "Net Sales Price" means the invoiced sales price charged for Licensed Products sold to distributors or other third parties by Licensee or its sublicensees and/or their sublicensees, less any charges for (a) sales taxes or other taxes separately stated on the invoice and (b) shipping, handling and insurance charges.

     1.5 "Net Sales" means the total Net Sales Price of Licensed Products, less any returns, rebates, trade allowances or discounts. Licensed Products will be considered sold when they would be determined to be sold under generally accepted accounting principles. Because Licensee and its sublicensees will not be able to market Products for commercial use prior to appropriate FDA approval, no royalties shall be payable on sales for pre-clinical or clinical trial purposes. No royalties shall be payable on any transfer of products between Licensee and its sublicensees and/or their sublicensees or affiliates. Only one royalty shall be paid for the disposition of any Licensed Product. In case a Licensed Product is sold in combination with Products containing active ingredients which are not covered by this License ("Combination Products"), Net Sales shall be adjusted to reflect only that portion of the Net Sales Price of Combination Products attributable to the Licensed Product by reducing the Net Sales Price of the Combination Product in accordance with the proportion which the weight of the active ingredients in the Licensed Product bears to the total weight of the active ingredients in the Combined Product, unless the entire Combination Product is covered by a valid claim of a patent covering the Invention or the University Technology.

     1.6 "Licensed Territory" means the World.

     1.7 "Licensed Field" means a field described in Exhibit B.

2.   Grant of License and Term

     2.1 University grants to Licensee to the extent of the Licensed Territory an exclusive right and license to use University Technology in the Licensed Field, subject to all the terms and conditions of this Agreement.

     2.2 University grants to Licensee to the extent of the Licensed Territory, an exclusive license under the Patent Rights and the right to make, use and sell Licensed Products in the Licensed Field, upon the terms and conditions set forth herein.

     2.3 Any license granted herein is exclusive for a term beginning on the date of execution of this Agreement and, unless terminated sooner as herein provided, ending at the expiration of the twentieth anniversary of such date or the last to expire of any patent claim included in the Patent Rights, whichever is later.

     2.4 Licensee shall not disclose any unpublished University Technology furnished by University pursuant to Paragraph 2.1 above to third parties during the term of this Agreement or any time thereafter, provided, however, that disclosure may be made of any such University Technology at any time: (1) with the prior written consent of University which shall not be unreasonably withheld, or (2) after the same shall have become public through no fault of Licensee, or (3) which was known by the Licensee at the time of the disclosure as shown by documents in existence at such time, or (4) to any sub-licensee(s) who have agreed to terms essentially equivalent to those in this paragraph.

     2.5 Notwithstanding the foregoing, any and all licenses granted hereunder are subject to the rights of the United States Government which arise out of its sponsorship of the research which led to the Invention.

     2.6 If the Licensee provides funds to the University with respect to a field not described in Exhibit B under a Sponsored Research Agreement or otherwise for the purpose of investigating the use of Inventions in such field, the Parties agree that such field shall be thereby added to Exhibit B and the Licensed Field herein shall thereupon be deemed expanded to include such field.

     2.7 If the Licensee provides funds to the University under a Sponsored Research Agreement or otherwise for the purpose of investigating the use of the patents listed in Exhibit C in a Licensed Field, then the Parties agree that such patent shall be thereby added to the Patent Rights.

 3.  License Fee and Royalties

     3.1 As part of the consideration for granting the license herein, Licensee will reimburse the University for its reasonable expenditures (including attorney's fees) arising out of the patenting of the Invention pursuant to
Article 10 of this Agreement. The reimbursement of patenting costs shall be non-refundable and shall not be a credit against any other amounts due hereunder. Reimbursement of patenting costs shall be due upon monthly billings from University.

     3.2 (a) Beginning on the effective date of this Agreement and continuing for the life of this Agreement, Licensee will pay University a running royalty of six percent (6%) of all Net Sales of the Licensed Product(s). In the event of sales of Licensed Product(s) in any country where a patent has not issued or wherever a competitor has commenced marketing a product generically equivalent to a Licensed Product, said royalty rate shall be reduced by 50%.

          (b) In the event a Licensed Product is a product in which the active compound is an invention of the University and the use thereof is not an invention of the University, in whole or in part, then the royalty set forth in 3.2(a) shall be 4% rather than 6%. No royalty shall be owed for sales of any product wherein the University has no composition of matter patent protection or the active ingredient and the use thereof is not an invention of the University, in whole or in part.

     3.3 Licensee agrees to make quarterly written reports to University within 30 days after the first days of each January, April, July, and October during the life of this Agreement and as of such dates, stating in each such report the number, description, and aggregate Net Selling Prices of Licensed Products sold or otherwise disposed of during the preceding three calendar months and upon which royalty is payable as provided in Article 3.2 hereof. The first such report shall include all such Licensed Products so sold or otherwise disposed of prior to the date of such report.

     3.4 Concurrently with the making of each such report, Licensee shall pay to the University royalties at the rate specified in this Agreement on the Licensed Products included therein.

     3.5 If in any calendar year during the term of this Agreement after approval of a New Drug Application for a Licensed Product, total amounts payable under paragraph 3.2 hereof are less than $50,000.00, Licensee shall pay the University within thirty (30) days after the end of such calendar year, the difference between the amounts payable for such calendar year and said minimum amount.

     3.6 Should this Agreement become effective or terminate or expire during a calendar year, the minimum royalty under paragraph 3.5 for such portion of a year shall be determined by multiplying the minimum royalty set forth in said paragraph for the year in which this Agreement becomes effective, terminates or expires, by a fraction, the numerator of which shall be the number of days during such calendar year for which this Agreement shall be in effect and the denominator of which shall be 365.

     3.7 To the extent the University shall have received payments pursuant to a Sponsored Research Agreement ("Sponsored Research Funds") in connection with a Licensed Field, the amount of royalty payments due hereunder with respect to Net Sales of a Licensed Product within such Licensed Field shall be reduced by the amount of such Sponsored Research Funds up to 50% of the royalties due for such quarter, and such reduction shall continue until all applicable Sponsored Research Funds have been credited against such royalties.

 4.  Diligence

     4.1 Licensee will use reasonable efforts to meet the schedule of performance milestones set forth in Exhibit D, which is attached hereto. Failure to achieve said milestones in accordance with such schedule will result in conversion of the License Agreement to a non-exclusive license or to termination of the License, in the University's discretion, subject to appropriate grace periods and exhaustion of good faith efforts on the part of the parties to adjust such milestones in the light of conditions experienced by Licensee in the performance of its duties hereunder.

 5.  Sub-Licenses

     5.1 Subject to this Article, Licensee may grant a sub-license hereunder to persons or entities previously specifically approved in writing by University, which approval shall not be unreasonably withheld, provided that each sub-license contains a provision that such sub-license and the rights thereby granted are personal to the sub-licensee thereunder and such sub-license cannot be further sub-licensed, without the written approval of both University and Licensee, which approval shall not be unreasonably withheld.

     5.2 Unless otherwise provided or agreed, any sub-license granted pursuant to this Article shall be in accordance with the terms and conditions of this Agreement.

6.   Cancellation by University

     6.1 It is expressly agreed that, notwithstanding the provisions of any other paragraph of this contract, if Licensee should fail to deliver to University any royalty at the time or times that the same should be due to University or if Licensee should in any material respect violate or fail to keep or perform any covenant, condition, or undertaking of this Agreement on its part to be kept or performed hereunder, then and in such event University shall have the right to cancel and terminate this Agreement, and, the license herein provided for, by written notice to Licensee if Licensee has failed to cure any such breach within 60 days of receipt of written notice from University describing such breach.

     6.2 Alternatively, instead of such termination, should Licensee be in breach or default as set forth above, and should University be in a position where it could rightfully terminate this Agreement, then in its sole discretion, University may convert this exclusive license to a non-exclusive license upon giving notice of such decision to Licensee.

     6.3 If Licensee should be adjudged bankrupt or enter into a composition with or assignment to its creditors, then in such event University shall have the right to cancel and terminate this Agreement, and the license herein provided for, by written notice to Licensee.

     6.4 Any termination or cancellation under any provision of this Agreement shall not relieve Licensee of its obligation to pay any royalty or other fees (including attorney's fees pursuant to Article 3.1 hereof) due or owing at the time of such cancellation or termination.

7.   Disposition of Licensed Products On Hand Upon Cancellation or Termination

     7.1 Upon cancellation of this Agreement or upon termination in whole or in part, Licensee shall provide University with a written inventory of all Licensed Products in Licensee's possession which are in process of manufacture, in use or in stock. Licensee shall have the privilege of disposing of the inventory of such licensed products upon conditions most favorable to University that Licensee can reasonably obtain. Licensee will also have the right to complete performance of all contracts requiring use of the University Technology, Patent Rights or Licensed Products provided that the remaining term of any such contract does not exceed one year. All Licensed products which are not disposed of as provided above shall delivered to University or otherwise disposed of, in University's sole discretion, and at Licensee's sole expense.

8.   Use Of University's Name

     8.1 The use of the name of University, or any contraction thereof, in any manner in connection with the exercise of this license is expressly prohibited except with prior written consent of University, which shall not be unreasonably withheld.

9.   University Use

     9.1 It is expressly agreed that, notwithstanding any provisions herein, University is free to use University Technology, Patent Rights and Licensed Products for its own research, public service, clinical, teaching and educational purposes shall be free without payment of royalties. Furthermore, University shall be free to publish University Technology, as it sees fit.

10.  Patents and Infringements

     10.1 Licensee shall bear the cost of filing and prosecuting U.S. patent applications included within the Patent Rights. Such filings and prosecution shall be by counsel of University's choosing and shall be in the name of University. University shall keep Licensee advised as to the prosecution of such applications by forwarding to Licensee copies of all official correspondence, (including, but not limited to, Applications, Office Actions, responses, etc.) relating thereto. Licensee shall have the right to advise University as to such prosecution, and further, shall have the right to make reasonable requests as to the conduct of such prosecution.

     10.2 As regards filing of foreign patent applications corresponding to the U.S. applications described in paragraph 10.1 above, Licensee shall designate that country or those countries, if any, in which Licensee desires such corresponding patent application(s) to be filed. Licensee shall pay all costs and legal fees associated with the preparation and filing of such designated foreign patent applications and such applications shall be in the University's name. University may elect to file corresponding patent applications in countries other than those designated by Licensee, but in that event University shall be responsible for all costs associated with such non-designated filings. In such event, Licensee shall forfeit its rights under this license in the country(ies) where University exercises its option to file such corresponding patent applications. In the event of such filings by the University, it is agreed that before rights to patents in such foreign countries are granted to any third party, Licensee shall be given a right of first refusal to the rights on the same terms and conditions agreed to by said third party.

     10.3 If the production, sale or use of Licensed Products under this Agreement by Licensee results in any claim for patent infringement against Licensee, Licensee shall promptly notify the University thereof in writing, setting forth the facts of such claim in reasonable detail. As between the parties to this Agreement, Licensee shall have the first and primary right and responsibility at its own expense to defend and control the defense of any such claim against Licensee, by counsel of its own choice. It is understood that any settlement of such actions must be approved by University. Such approval shall not be unreasonably withheld. University agrees to cooperate with Licenses in any reasonable manner deemed by Licensee to be necessary in defending any such action. Licensee shall reimburse University for any out-of-pocket expenses incurred in providing such assistance.

     10.4 In the event that any Patent Rights licensed to Licensee are infringed by a third party, Licensee shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement, by counsel of its choice, including any declaratory judgment action arising from such infringement.

     10.5 Notwithstanding the foregoing, and in University's sole discretion, University shall be entitled to participate through counsel of its own choosing in any legal action involving the Invention. Nothing in the foregoing sections shall be construed in any way which would limit the authority of the Attorney General of North Carolina.

11.  Waiver

     11.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

 12. License Restrictions

     12.1 It is agreed that the rights and privileges granted to Licensee are each and all expressly conditioned upon the faithful performance on the part of the Licensee of every requirement herein contained, and that each of such conditions and requirements may be and the same are specific license restrictions.

13.  Assignments

     13.1 This Agreement is binding upon and shall inure to the benefit of the University, its successors and assigns. However, this Agreement shall be personal to Licensee and it is not assignable by Licensee to any other entity without the written consent of University, which consent shall not be withheld unreasonably.

14.  Indemnity

     14.1 The Licensee shall defend, indemnify and hold the University, its officers, directors, employees and agents from and against any and all claims, damages, losses or expenses (including lawyers' fees) arising out of or in connection with this Agreement (the "Indemnified Losses").

     14.2  The Indemnified Losses include, without restriction:

           (a) product liability claims;

           (b) claims resulting from the design, manufacture, testing, modification, packaging, distribution, sale or other disposition of the Licensed Product by the Licensee;

           (c) claims resulting from the manufacture, distribution, sale or other disposition of the Licensee's affiliates, related companies and sublicensees;

           (d) claims resulting from the failure of the Licensee to comply with applicable governmental regulations relating to the Licensed Product;

           (e) claims resulting from the Licensee's breach of this Agreement;

           (f) claims resulting from alleged patent, copyright or trademark infringement, or other proprietary rights of any person as a result of the manufacture, distribution or sale of the Licensed Product; and

           (g) clinical trials conducted by or on behalf of the Licensee using the Licensed Product, including (without limitation) claims by or on behalf of a human subject of any clinical trial and any claim arising from the protocol procedures required or used in any clinical trial or any deviation (whether or not authorized) from such procedures and any claim arising from the design, manufacture, distribution and sale by other person; off any substance administered in any clinical trial.

     14.3 The Licensee shall pay to the University the amount of any and all claims, damages, losses and expenses referred to in this provision, promptly following written notice by the University.

     14.4 The indemnification rights set out in this provision shall survive the termination or expiration of this Agreement.

     14.5 The Indemnification rights contained in this provision are in addition to all rights which the Licensor may have at law or in equity.

     14.6 The Licensee will warn its customers and sublicensees that the Licensed Products are experimental and advise them to take all reasonable precautions to warn persons against the dangers of the use or misuse of the same.

 15.  Liability Insurance

     15.1 No later than the first commercial sale of a Licensed Product, Licensee shall carry a product liability insurance policy protecting the University with respect to such Licensed Product which lists the University as an additional insured with respect thereto and requires that the University be given thirty (30) days written notice prior to any cancellation or lateral change thereof, in an amount of not less than five million dollars ($5,000,000) per occurrence with an aggregate of 10 million dollars ($10,000,000) for personal injury or death, and Licensee shall supply the University with certificates of such coverage. Notwithstanding the foregoing, Licensee shall only be obligated to purchase insurance to the extent that it is reasonably available at commercially reasonable rates.

 16.  Independent Contractor Status

     16.1  Neither party hereto is an agent of the other for any purpose.

 17.  Late Payments

     17.1 In the event royalty payments or fees are not paid by Licensee when due, Licensee shall be liable for interest on said royalties or fees, the interest rate to be calculated based on the prime interest rate plus 2% as established by NationsBank of North Carolina on the date such amounts were due.

18.   Warranties

     18.1 University makes no warranties that any patent will issue on University Technology or invention. University further makes no warranties, express or implied as to any matter whatever, including, without limitation, the condition of any invention(s) or product(s), that are the subject or this Agreement; or the merchantability or fitness for a particular purpose of any such invention or product. University shall not be liable for any direct, consequential, or other damages suffered by Licensee or any others resulting from the use of the Invention or Licensed Products.

19.  Accounting and Records

     19.1 Licensee will keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to University under this Agreement. Such books and records will be kept at Licensee's principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain, and will be open at all reasonable times for inspection by a representative of University for the purpose of verifying Licensee's royalty statements, or Licensee's compliance in other respects with this Agreement. The representative will be obliged to treat as confidential all relevant matters.

     19.2 Such inspections shall be at the expense of University, unless a variation or error exceeding U.S. $l,000, or the equivalent, is discovered in the course of any such inspection, whereupon all reasonable costs directly relating thereto paid by Licensee.

     19.3 Licensee will promptly pay to University the full amount of any such underpayment, together with interest thereon at the maximum rate of interest allowed by law.

20.  Compliance with Laws

     20.1 In exercising its rights under this license, Licensee shall exercise all reasonable efforts to comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license. To the extent permitted by public policy, Licensee farther agrees to indemnify, and hold University harmless from and against any costs, expenses, attorneys' fees, citation, fine, penalty and liability of every kind and nature which might be imposed by reason of any asserted or established violation of any such laws, order, rules and/or regulations.

21.  U.S. Manufacture

     21.1 It is agreed that any Licensed Products sold in the United States shall be substantially manufactured in the United States.

22.   Notices

     22.1 Any notice required or permitted to be given to the parties hereto shall be deemed to have been properly given i delivered in person or mailed by first-class certified mail to the other party at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

UNIVERSITY                               LICENSEE

Office of Research Services              Pharm-Eco Laboratories, Inc.
CB #4100 Bynum Hall                      128 Spring Street
UNC-CH                                   Lexington, MA  02173
Chapel Hill, NC  27599-4100

23.  Governing Laws

     23.1 This Agreement shall be interpreted and construed in accordance with the laws of the State of North Carolina.

 24.  Complete Agreement

     24.1 It is understood and agreed between University and Licensee that this license constitutes the entire Agreement, both written and oral, between the parties, and that all prior agreements between the parties respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect.

25.  Survival of Terms

     25.1 The provisions of Articles 7, 8, 9, 10, 14, 16, 20, 22, 23, and 24
shall survive the expiration or termination of this Agreement.

            IN WITNESS WHEREOF, both University and Licensee have executed this Agreement in duplicate originals, by their respective officers hereunto duly authorized, the day and year first above written. Inventors, have likewise indicated their acceptance of the terms hereof by signing below.

THE UNIVERSITY OF NORTH CAROLINA        PHARM-ECO LABORATORIES, INC.
   AT CHAPEL HILL



By: /s/ Wayne R. Jones                       By: /s/ David J. Wade
    -------------------                          ------------------
   Wayne R. Jones                                Name: David J. Wade
   Vice Chancellor,                              Title: President
   Business and Finance
   Business and Finance


INVENTORS:



/s/  Richard R. Tidwell
--------------------------------
    Professor Richard R. Tidwell

                                                                       EXHIBIT A

                              [graphic omitted]



--------------------------------------------------------------------------------

NO.                    R                                  X
--------------------------------------------------------------------------------
1         amidine                           -CH2-
--------------------------------------------------------------------------------
2         imidazoline                       -CH2-
--------------------------------------------------------------------------------
3         monoamidine                       -CH2-
--------------------------------------------------------------------------------
4         amidine                           -(CH2)2-
--------------------------------------------------------------------------------
5         imidazoline                       -(CH2)2-
--------------------------------------------------------------------------------
6         H                                 -(CH2)2-
--------------------------------------------------------------------------------
7         nitro                             -(CH2)2-
--------------------------------------------------------------------------------
8         amine                             -(CH2)2-
--------------------------------------------------------------------------------
9         morpholine                        -(CH2)2-
--------------------------------------------------------------------------------
10        iminoethanol                      -(CH2)2-
--------------------------------------------------------------------------------
11        aminomethyl                       -(CH2)2-
--------------------------------------------------------------------------------
12        1,4,5,6-tetrahydro-2-             -(CH2)2-
--------------------------------------------------------------------------------
13        pyrimidine
--------------------------------------------------------------------------------
14        1,4,5,6-tetrahydro-1-             -(CH2)2-
--------------------------------------------------------------------------------
15        methylpyrimidine
--------------------------------------------------------------------------------
16        N-isopropylamidine                -(CH2)2-
--------------------------------------------------------------------------------
17        amidine                           -CH-CH-(trans)
--------------------------------------------------------------------------------
18        N-isopropylamidine                -CH-CH-(trans)
--------------------------------------------------------------------------------
19        amidine                           -C(CH3)-C(CH3)-(trans)
--------------------------------------------------------------------------------
20        amidine                           -(CH2)3-
--------------------------------------------------------------------------------
21        imidazoline                       -(CH2)3-
--------------------------------------------------------------------------------
22        amidine                           -(CH2)4-
--------------------------------------------------------------------------------
23        imidazoline                       -(CH2)4-
--------------------------------------------------------------------------------
24        amidine                           -(CH2)6-
--------------------------------------------------------------------------------
25        amidine                           -(CH2)6-
--------------------------------------------------------------------------------
26        amidine                           -(CH2)8-
--------------------------------------------------------------------------------
27        amidine                           1,3-phenylene
--------------------------------------------------------------------------------
28        amidine                           1,4-phenylene
--------------------------------------------------------------------------------
29        N-isopropylamidine                1,4-phenylene
--------------------------------------------------------------------------------
30        amidine                           2,5-dimethyl-1, 4-phenylene
--------------------------------------------------------------------------------

                                    EXHIBIT B

              Treatment of Pneumocystis carinii Pneumonia in Humans

                                    EXHIBIT C

           U.S. PATENT NO.                               TITLE
-------------------------------------    ---------------------------------------

1.    4,324,794                          Inhibition of Respiratory Syncytial
                                         Virus-Induced Cell Fusion by Amidino
                                         Compounds

2.    4,397,863                          Inhibition of Respiratory Syncytial
                                         Virus-Induced Cell Fusion by Amidino
                                         Compounds

3.    4,619,942                          Inhibition of Respiratory Syncytial
                                         Virus-Induced Cell Fusion by Amidino
                                         Compounds

4.    4,940,723                          Use of

                                         Bis-(5-Amindino-2-Benzimidazolyl)
                                         Methane (BABIM) in Treating Arthritis
                                         and Cancer

5.    4,933,347                          Diamidines and Bis (Imidazolines) for
                                         the Treatment of and Prophylaxis
                                         Against Pneumocystis Carinii Pneumonia

6.    5,202,320                          Method for Treating Leishmaniasis

7.    4,963,589                          Methods for Treating Giardia Lamblia

8.    5,206,236                          Methods of Treating Malaria

NOTE: SOME OR ALL OF THE LISTED PATENTS MAY NOT BE AVAILABLE FOR LICENSING IN SOME OR ALL FIELDS AT THIS TIME BECAUSE OF PRIOR LEGAL COMMITMENTS TO OTHER PARTIES.

                                    EXHIBIT D

Licensee will use reasonable efforts to meet the following schedule of performance milestones, counting from the date when a lead compound is selected for clinical development by mutual agreement between the parties.


                                                  YEARS AFTER SELECTION
               MILESTONE                            OF LEAD COMPOUND
---------------------------------------    -------------------------------------

Completion of pre-clinical trials                           2

Filing of IND                                              2.5

Completion of phase I clinical trials                      4.5

Completion of phase II clinical trials                     6.5

Completion of phase III clinical trials                    9.5

Filing of NDA                                              10

These milestones represent Licensee's realistic estimate of the schedule it will be able to keep in the event there are no unexpected technical or clinical obstacles. Adverse results at any stage could significantly extend the periods required to meet any or all of the milestones listed.

                  [LETTERHEAD OF PHARM-ECO LABORATORIES, INC.]



March 15, 1995



Dr. Richard Tidwell
Department of Pathology
The University of North Caroline at Chapel Hill
Chapel Hill, NC  27599

Ref.: Filing of Patent Applications for inventions OTD95-48
      OTD95-49; OTD95-50 and OTD95-51

Dear Dr. Tidwell:

In consideration for the grant to Pharm-Eco of a license to the University's rights to the above inventions on similar terms as our current license of Tidwell Technology, please instruct the UNC patent counsel to file applications on the above inventions immediately. Pharm-Eco will reimburse the University upon the grant of the license, in accordance with its terms.

We would also appreciate your advising your patent counsel to provide copies of their filings to our attorney, Scott McNeil, of Hamilton, Brook, Smith & Reynolds, 4 Militia Drive, Lexington, MA 02173.

If you have any questions or concerns please do not hesitate to call me.

Sincerely,


/s/ Richard Gabriel

Richard Gabriel
Director, Commercial Development

cc:   Dr. Christine Dykstra
      Mr. T. Peterson, Esq. Pharm-Eco
      Mr. D. Parker
      Ms. Susan Ehringhaus
      Mr. Scott McNeil, Esq.